Exhibit 99.2

Grid Dynamics Presentation CS Important note : This document relates to the proposed business combination (the “Business Combination”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), and Grid Dynamics International, Inc., a California corporation (“Grid Dynamics”). Please see the disclaimers beginning on page 2 for important information regarding the Business Combination.

Disclaimer

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results of ChaSerg and Grid Dynamics to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words "believes," "estimates," "anticipates," "expects," "intends," "plans," "may," "will," "potential," "projects," "predicts," "continue," or "should," or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include, without limitation, statements concerning: ChaSerg's and Grid Dynamics's expectations with respect to future performance, market size and anticipated financial impacts of the Business Combination; the satisfaction of the closing conditions to the Business Combination; and the timing of the completion of the Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside ChaSerg's and Grid Dynamics's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against ChaSerg and Grid Dynamics following the execution of the Merger Agreement and the Business Combination; (iii) any inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of ChaSerg or other conditions to closing in the Merger Agreement; (iv) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The NASDAQ Stock Market following the Business Combination; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (vii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that Grid Dynamics or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled "Risk Factors", and in ChaSerg's other filings with the SEC. ChaSerg cautions that the foregoing list of factors is not exclusive. ChaSerg cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ChaSerg does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Further information about factors that could materially affect ChaSerg, including its results of operations and financial condition, is set forth under "Risk Factors" in Part I, Item 1A of ChaSerg's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of ChaSerg's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

Additional Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, ChaSerg intends to file a proxy statement with the SEC. ChaSerg will mail a definitive proxy statement and other relevant documents to its stockholders. ChaSerg's stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Grid Dynamics, ChaSerg and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of ChaSerg as of a record date to be established for voting on the Business Combination. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: ChaSerg Technology Acquisition Corp., 7660 Fay Avenue, Suite H, Unit 339, La Jolla, CA 92037, Attention: Secretary, (619) 736-6855.

Participants in the Solicitation

ChaSerg and its directors and executive officers may be deemed participants in the solicitation of proxies from ChaSerg's stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in ChaSerg is contained in ChaSerg's annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 20, 2019 and is available free of charge at the SEC's website at www.sec.gov, or by directing a request to ChaSerg Technology Acquisition Corp., 7660 Fay Avenue, Suite H, Unit 339, La Jolla, CA 92037, Attention: Secretary, (619) 736-6855. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

Grid Dynamics and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of ChaSerg in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Use of Projections

This presentation contains projections for Grid Dynamics, including with respect to its Adjusted EBITDA and Revenue. Grid Dynamics' auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as necessarily indicative of future results. In this presentation, certain of the above-mentioned projection information has been repeated for purposes of providing comparisons with historical data. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Accordingly, there can be no assurance that the projected results will be indicative of the future performance of Grid Dynamics after completion of the business combination or that actual results will not differ materially from those presented in the projected information. Inclusions of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved.

Industry and Market Data

This presentation includes market data and other statistical information for sources believed by Grid Dynamics to be reliable, including independent industry publications and other published independent sources. Some data are also based on the good faith estimates of Grid Dynamics, which are derived from their review of internal sources as well as the independent sources described above. Although Grid Dynamics believe these sources are reliable, they have not independently verified the information and cannot guarantee its accuracy and completeness.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure. Grid Dynamics believes Adjusted EBITDA provides useful information to management and investors regarding Grid Dynamics' business and results of operations. Because Adjusted EBITDA is not in conformity with GAAP, we urge you to review Grid Dynamics' audited financial statements that will be filed with the SEC in ChaSerg's proxy statement. Adjusted EBITDA is defined by Grid Dynamics as Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), and excludes [transaction expenses and stock-based compensation expenses, which may not be calculated consistently among other companies applying similar reporting measures.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity.

Copyright © 2019 by the ChaSerg Technology Acquisition Corporation. All rights reserved.

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Seasoned Executive Leadership Backed by Industry Veterans with Deep Public Company Experience



Leonard Livschitz

CEO, Grid Dynamics

20+ years of senior management experience in the high-tech industry and a serial entrepreneur

- Founder and CEO of Luxera, an LED solutions company
- VP, Sales for LedEngin (acquired by Osram Opto Semiconductors)
- Leadership positions at Philips, HP, Visteon, and Ford
- Masters of Science degree in Systems and Control Engineering from Case Western Reserve University
- Masters of Science in Mechanical Engineering from Kharkov State Polytechnic University, Ukraine



Lloyd Carney

CEO, ChaSerg

25+ years experience leading technology companies

- CEO of Brocade
- COO of Juniper Networks
- CEO of Micromuse
- CEO of Xsigo Systems
- President, Wireless Internet at Nortel
- VP of Development at Bay Networks
- VP of Global Consulting Services at Wellfleet Communications
- Chairman of Carney Global Ventures

Public company board experience:
Visa, Nuance Communications, Cypress Semiconductor and Technicolor



Eric Benhamou

President & CFO, ChaSerg

40+ years experience in innovative companies and investing in emerging growth companies

- CEO of 3Com, a pioneer in the Networking Industry
- CEO of Palm Computer, a pioneering hand-held company
- Chairman of Cypress Semiconductor
- Founder and General Partner of Benhamou Global Ventures

Public company board experience: 3Com, Palm, Netscape, Legato, Real Networks, Voltaire, Cypress Semiconductor, Silicon Valley Bank, Finjan Holdings

Non-profit involvement: Chairman of the board of Israel Venture Network

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4 Grid Dynamics is the emerging leader in driving enterprise - level digital transformation in the Fortune 1000. The Forrester Wave™ Midsize Agile Software Development Service Providers Q2 2019

5 Grid Dynamics at a Glance Vast, rapidly - growing market opportunity Unique model to attract, train and retain people High value, high impact services Substantial growth opportunities/platform for acquisitions Strong and capable management team, combined with visionary ChaSerg leadership Stable and growing blue - chip customer base Global, integrated delivery model

$40 $55 $71 $92 $10 $13 $17 $19 2015 2016 2017 2018 2019P 2020P 6 Grid Dynamics by the Numbers ▪ Software - like net revenue retention metrics ▪ Operating in a rapidly growing $100B market ▪ Average revenue per customer of over $3.5mm $84 $90 $93 $57 $57 $61 2016 2017 2018 Outstanding Organic Revenue and Profit Growth Superior Revenue per Employee Net Revenue Expansion (%) Grid Dynamics Avg. of leading digital comps Revenue ($mm) Adj. EBITDA ($mm) $116.3 - $117.3 $146 - $153 $23.6 - $24.3 $29 - $32 Net Revenue Expansion 126% 127% 122% 127% 2015 2016 2017 2018

7 Source: Forrester Research, The Economist $45B $60B $80B $100B $120B 2016 2017 2018 2019 2020 Digital Services Grid Dynamics Operates in a $100B Market… 47% 10% …That is Still in the Early Stages Fully Digital Not Embarked Upon Started Partly or Not at All Digital Most businesses are either just beginning or have not yet begun their digital transformation:

8 Grid Dynamics is Ahead of the Curve in Custom Application Development " The research shows that many organizations already favor a new kind of "build" that does not include out - of - the - box solutions , but instead a combination of application components that are innovative, software packaged with professional services or solutions that are increasingly sourced from startups, disrupters or specialized local providers . " - Gartner Gartner analysts predict that by next year, 75% of application purchases supporting digital business will be "build" not "buy” Buy Out - of - the Box Application Build In - House Application Today 2020

Capturing the High Value Services Budget 9 Revenue driving Cost saving Technical complexity Tier 1 outsourcers Pure - play digital services Low High

High Value, High Impact Services 10 Big Data & Fast Data Cloud Computing Performance Engineering Digital Innovation Technical Consulting Lean Prototypes Digital Intelligence Scalable Engineering Development Culture Experience Design Proof - of - Concept Feasibility Lab Data Science Artificial Intelligence Quality and Security Engineering Agile Development Continuous Delivery and DevOps Technology Roadmaps Discovery Workshops Web and Mobile Conversational Interfaces

11 Delivering digital innovation requires radical rethinking of the delivery model Proprietary Delivery Model Distributed by design Globally optimized skills Client co - innovation Lean culture Mapping between skills and demand is optimized across locations and accounts, enabled by proprietary software Company - wide adoption of agile development, continuous delivery and proofs - of - concepts Teams are built and managed regardless of individual office locations, helped by a unified set of collaboration tools and processes Significant US staff leads to closer collaboration with clients and access to innovation programs

12 Average of 6 qualified candidates in pipeline for every hire Fully internal recruiting process with no dependence on agencies Source graduate hires only from top - ranked technical universities . "We don't need to interview new people because we trust [ Grid Dynamics ] to assign the right type of talent." – Technology Client Testimonial as reported by Forrester, 2019 70% of employees with M asters degrees and 50% have at least 5 years of techn ic al experience Strong brand reputation with talent leaving competitors for Grid Dynamics Attract, Train, Retain Outstanding People We hire the best and train them to be even better 392 554 705 808 1144 1396 2014 2015 2016 2017 2018 2019P 18% 82% US CE Europe

13 Attract, Train, Retain: Competitive Advantage in US Other client offices Grid Dynamics technical staff Plano, TX (201 8 ) Forth largest metro and the fastest growing in the US Destination of choice for technical talent San Ramon, CA (2006) Headquarters and the center of operations for SF Bay Area Seattle Kirkland Portland San Francisco San Jose Palo Alto Mountain View Sunnyvale Cupertino Fremont Milpitas Plano Frisco Austin Atlanta St Petersburg Pittsburgh NYC Milwaukee Boise Chicago Baltimore Columbia

Poland 14 Attract, Train, Retain: Sourcing from Central and Eastern Europe Universities in the top 20 programming championship ( Source: ACM ICPC Rankings) Grid Dynamics offices St Petersburg (2009) Largest IT labor market in Russia (80K IT specialists) Consistent world programming champions Krakow (2015) Largest IT labor market in Poland Technological and innovation center of Poland Wroclaw (2019) 3 rd largest labor market in Poland (35 universities) Belgrade (2018) Largest IT market on Balkans Saratov (2006) Employer of choice for local IT market Oldest Grid Dynamics office Lviv (2016) Well - known technology and innovation hub in Ukraine Kyiv (2018) Largest IT market in Ukraine Kharkiv (2009) 2 nd largest IT market in Ukraine (~2000 IT graduates/year) Russia Ukraine Serbia Warsaw (2019) Capital of Poland and major technology hub

Attract, Train, Retain:
Professional Development Programs

Digital innovation requires a culture of ownership, agility, and constant learning

Technology excellence

- Professional certifications
- Technical meetups (Dynamics Talks)
- Slack communities for each practice area

Skills-oriented promotions

- Grid Dynamics U offers 250+ technical and non-technical courses to skill up
- Employees evaluated and promoted based on transparent SkillTree system, with 30 learning paths

Global culture

- Mixed account teams only
- English classes and certifications
- International assignments
- Relocation programs

Thought leadership

- Engineers actively design and contribute to Grid Dynamics U for other Grid Dynamics employees
- Engineers encouraged to blog and host meetups, criterion for advancement

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16 Stable, Blue - Chip Customer Base Building significant long - term relationships with Large Global Enterprises ▪ 90%+ of revenue in 2019 came from Fortune 1000 customers ▪ 2018 revenue per customer of over $3.5mm, with 2019 revenue per customer projected to be over $3.9mm ▪ Six of Grid Dynamics’ top 10 accounts in 2019 have been clients for the past five years or longer ▪ Long - term presence in retail and technology sectors with a growing impact in financial services and consumer packaged goods

Case Studies 17 Reduced time - to - recover of a major ecommerce system from hours to 2.5 minutes Reduced Black Friday preparation time for a leading luxury retailer from six months to four weeks Increased sales 23% immediately after rolling out new customer experience

Demonstrated Track Record of Land and Expand 18 Proven ability to upsell solutions in top accounts $mm Average Spend of Top 10 Clients # of Clients > $1mm Proven track record of adding $1mm+ accounts $3.0 $3.9 $5.1 $6.6 $8.7 $10.1 $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 2014 2015 2016 2017 2018 2019P 5 6 8 10 11 17 0 2 4 6 8 10 12 14 16 18 2014 2015 2016 2017 2018 2019P

Stable and Predictable Business Model 19 % Net Revenue Retention ($ amount) Superior net retention than software companies % of Revenue by Client Cohort Mature: 85% New: 5% 126% 127% 122% 127% 119% 100% 105% 110% 115% 120% 125% 130% 2015 2016 2017 2018 2019P Net Retention Average Software Net Retention at IPO $0 $20 $40 $60 $80 $100 $120 2015 2016 2017 2018 2019 Millions Emerging: 10% P

Platform Built For Sustained Growth 20 Highly fragmented market provides a target rich environment for Grid Dynamics to leverage our vertical expertise to make tuck - in acquisitions at highly accretive valuations Integrated global delivery model provides expertise necessary to successfully execute transformational acquisitions when the right opportunity is available Organic Growth Inorganic Growth 85 – 10 – 5 Approach to Revenue Growth 85% Revenue growth attributable to mature Grid Dynamics clients (relationship length > 2 years) 10% Revenue growth attributable to emerging Grid Dynamics clients (relationship length 1 - 2 years) 5% Revenue growth attributable to new logos (relationship length <1 year) Thoughtful ‘Barbell’ Approach to Acquisitions Focus Areas Geographic Expansion New Verticals … Bolstered by Actionable M&A Pipeline Proven Framework for Organic Growth…

Deep Cohesive Team with Strong Technical Backgrounds



Victoria Livschitz
Founder, EVP Customer Success

- Over 10 years of technical leadership at Sun Microsystems
- Principal Architect of SunGrid Dynamics, the world's first public cloud
- Senior Scientist, Sun Labs
- Chief Architect of General Motors



Max Martynov
CTO

- Over 15 years of industry experience
- Over 10 years in leadership roles
- Led engagements with Fortune 500 retail and technology clients
- Principal consultant in digital transformation and technology innovation



Yury Gryzlov
SVP, Operations

- Over 15 years in the industry
- Over 10 years of leadership roles
- Scaled Grid Dynamics's operations from 50 people in one location to 1,000+ people across 5 countries
- Built security infrastructure that allowed Grid Dynamics to enter top financial firms



Vadim Kozyrkov
SVP, Engineering

- Over 20 years of technology and program management leadership
- President, Aculocity
- Leadership roles at GMSA and GVW Group



Stan Klimoff
VP, Corporate Development

- Over 15 years of industry experience
- Over 10 years in leadership roles
- Founder and CTO, Tonomi
- Principal product architect for eBay, Seagate, Cisco, Tripwire



Barbara Salazar
VP, Finance

- Over 20 years in finance leadership roles in technology and investment banking
- CFO, Amour Vert
- Sr Manager, PWC
- MBA from Stanford University
- CPA

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22 ▪ Over 15 years of leading engineering teams, delivering complex programs, and developing engineering talent ▪ Director, Global Delivery at Grid Dynamics ▪ Built & led cross - functional teams in Telecom, Finance and e - Commerce Igor Yagovoy VP, Engineering Management ▪ Successfully led large retail accounts and scaled practices to the delivery organization ▪ Was the lead architect for Macy’s and eBay accounts ▪ Held leadership roles in e - commerce, retail, and manufacturing prior to Grid Dynamics Ratmir Panov VP, Delivery Management ▪ Founding engineer at Grid Dynamics ▪ Has delivered some of the largest Grid Dynamics programs, from end to end ▪ Specializes in information retrieval, enterprise search, natural language processing, computer vision, and building scalable distributed systems Eugene Steinberg Technical Fellow and Principal Architect ▪ Manages the Industrial AI consulting practice that delivers innovative AI solutions to clients ▪ Joined Grid Dynamics in 2009 and lead engagements for major retail and technology companies ▪ Previously worked at Intel Research on emerging wireless communication technologies Ilya Katsov Head of practice, industrial AI ▪ Over 20 years of experience leading sales and consulting teams ▪ Sales, Infosys Technologies ▪ Consultant, KPMG Rahul Bindlish VP, Sales Deep Cohesive Team with Strong Technical Backgrounds Vasily Sizov VP, Account Management ▪ Over 15 years of managing tech teams, driving product, process, and customer service improvements ▪ Head of Enterprise and Industrial Software at Skolkovo Foundation ▪ Executive positions in a number of tech and manufacturing companies

$0 $5 $10 $15 $20 $25 $30 $35 2015 2016 2017 2018 2019P 2020P $0 $20 $40 $60 $80 $100 $120 $140 $160 $180 2015 2016 2017 2018 2019P 2020P Industry - Leading Financial Profile 23 $mm $116.3 - $117.3 Revenue $mm $23.6 - $24.3 Adjusted EBITDA $146 - $153 $29 - $32 $92 $71 $55 $40 $19 $17 $13 $10

24 M&A Revenue per Employee ($’000) Superior Revenue per Employee 84 90 93 52 56 61 57 61 62 61 54 61 2016 2017 2018 Grid EPAM Globant Endava FY18 Average Revenue per Customer $0M $1M $2M $3M $4M Grid EPAM Globant Endava Grid Dynamics vs. Peer Group FY19 Revenue Growth (%) 0% 5% 10% 15% 20% 25% 30% 35% Grid EPAM Globant Endava FY19 Adj. EBITDA Margin (%) 10% 12% 14% 16% 18% 20% 22% Grid EPAM Globant Endava Organic

Transaction Overview

- Enterprise value of $407mm *(13.3x FY20P Adj EBITDA of $30.6mm)*
  - Pro forma net cash of $104mm
  - Mgmt/existing shareholders to be paid $130mm in cash consideration and issued 21.4mm rollover shares plus 2.8mm shares (assuming strike at $3.20; cashless exercise) at close
- Lloyd Carney and Eric Benhamou will serve on the board post-close
- Transaction closing expected in Q1 2020

Valuation Multiples	EV/'19P Adj. EBITDA	$24.0	17.0x
	EV/'20P Adj. EBITDA	$30.6	13.3x

Note: Dollars in millions, except per share data

(1) Pro forma share count at closing includes 22mm of ChaSerg public shares, 4.4mm founder shares, 0.5mm private placement shares, 21.4mm shares for selling shareholders and assumes 2.8mm shares for selling shareholders of in the money options converted on a cashless basis. Based on a nominal share price of $10.00.

(2) Sponsor to stagger 0.4mm founder shares at $12.00, 0.4mm founder shares at $13.50 and 0.4mm founder shares at $15.00

(3) Estimated transaction costs include private placement fees, original deferred underwriting discount and other advisory and diligence related fees.

(4) Adj. Net Income excludes pro forma interest income on $104mm of net cash.

Pro Forma Valuation

Illustrative ChaSerg Share Price	$10.00
Pro Forma Shares Outstanding (mm)	51.1
Equity Value	$511
Net Cash	($104)
Enterprise Value	**$407**

Illustrative Sources and Uses

Sources	Cash in Trust (inc. interest)	$224
	Equity Rollover	$242
	Total	**$466**
Uses	Cash to Selling Shareholders	$130
	Cash to Balance Sheet	$75
	Equity Rollover	$242
	Transaction Expenses	$19
	Total	**$466**

Pro Forma Equity Ownership At Closing

ChaSerg Founder Shares	4.9	9.6%
ChaSerg Public Shareholders	22.0	43.0%
Management/Existing Shareholders	24.2	47.4%
Total Shares Outstanding (mm)	**51.1**	**100%**

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17.0x 19.2x 21.9x 30.7x 26.9x 23.6x - 5.0 10.0 15.0 20.0 25.0 30.0 @$10.00 @$11.00 @$12.00 Endava Globant EPAM Grid Dynamics Priced at >25% Discount to Public Comps Despite Higher Revenue Growth and EBITDA Margin 26 2019 Enterprise Value/EBITDA Multiple 2020 Enterprise Value/EBITDA Multiple Note: Assumes cashless exercise of 11.3mm warrants ($11.50 strike) and vesting of 0.4mm founder shares at $12.00. Excludes u nve sted options and RSUs. Source: Pitchbook Consensus Estimates, as of 11/8/19 Average: 27.1x Average: 22.8x Grid Dynamics Multiples at Various Share Prices Grid Dynamics Multiples at Various Share Prices 13.3x 15.0x 17.1x 27.0x 22.2x 19.1x - 5.0 10.0 15.0 20.0 25.0 30.0 @$10.00 @$11.00 @$12.00 Endava Globant EPAM

($mm) 2015A 2016A 2017A 2018A Income from Operations 9.2 10.6 13.3 13.9 Depreciation & Amortization 0.4 0.6 0.7 1.3 EBITDA 9.6 11.3 13.9 15.2 Stock-based Compensation Expense 0.4 0.4 0.8 1.8 Transaction Expenses – 0.9 1.8 2.5 Adjusted EBITDA 10.0 12.6 16.5 19.5 Historical Adjusted EBITDA Reconciliation 27 1. 2015 and 2016 not audited under PCAOB standard 2. 2017 and 2018 under audit to upgrade to PCAOB standard 3. Stock – based compensation represents compensation expenses associated with the company’s stock option plan 4. 2016 transaction expenses represent deal - related expenses associated with the ASL acquisition that closed in April 2017 5. 2017 and 2018 transaction expenses represent accrual retention bonus expenses associated with the ASL acquisition that clo sed in 2017 3 4 & 5 1 1 2 2